Exhibit 99.1

Contact: (858)	Marie Castro 842-3399

News Release

REMEC, Inc. Announces Voluntary Delisting From NASDAQ

San Diego, CA. – October 10, 2005 – REMEC, Inc. (NASDAQ:REMC) announced today that it has provided delisting notice to the Nasdaq Stock Market and requested that the Company common stock be delisted from the Nasdaq National Market as of October 13, 2005. The last trading day for the Company common stock on the Nasdaq National Market will be Wednesday, October 12, 2005.

This delisting is the next logical step in the Company’s strategy to divest its various business units in order to maximize the value to the Company’s shareholders. On August 31, 2005, the Company’s shareholders approved a proposal for the liquidation and dissolution of the Company. The Company no longer operates an active business and has commenced liquidation distributions to its shareholders.

REMEC common stock is eligible for quotation on the NASD Over-the-Counter Bulletin Board (OTCBB), and the Company anticipates that its common stock will be quoted on the OTCBB under the symbol “REMC” following its delisting from the Nasdaq National Market.

About REMEC, Inc.

REMEC is located at 3790 Via de la Valle, Del Mar, CA 92014. For more information, visit the company’s website at www.remec.com or call (858) 842-3000.

Forward-Looking Statements

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, risks relating to resolution of residual liabilities and obligations, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

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